Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE INC. REPORTS REVENUES OF $265.6 MILLION

AND EARNINGS OF $0.09 PER SHARE

TAMPA, FL, APRIL 30, 2013 (Globe Newswire) — Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2013. Revenues for the quarter ended March 31, 2013 were $265.6 million compared to $269.8 million for the quarter ended December 31, 2012, a decrease of 1.6%, and compared to $268.4 million for the quarter ended March 31, 2012, a decrease of 1.0%. In the quarter ended March 31, 2013, Kforce reported net income of $3.1 million, or $0.09 per share, versus $8.6 million, or $0.24 per share, excluding the goodwill impairment charge, for the quarter ended December 31, 2012. Net income and earnings per share for the first quarter of 2013 decreased 24.1% and 25.0%, respectively, versus net income of $4.1 million, or $0.12 per share, for the first quarter of 2012.

“The Firm’s results in the first quarter did not meet our expectations and we are not satisfied. Our Technology and Government businesses performed near anticipated levels; however, due to shortfalls primarily in our Finance and Accounting and Health Information Management businesses, our top line results were slightly below our expectations. We believe the significant investment in sales associates at the end of 2012, which has continued in the first quarter at more measured levels, is taking hold, and we are making progress toward our goal of accelerating revenue growth in the second half of this year,” said David L. Dunkel, Chairman and CEO. Mr. Dunkel continued, “We believe our diverse service offerings, as well as our highly elastic front and back office, position Kforce well. Demand for our services, particularly in Technology, remains solid. In addition, we continue to see a secular shift where our clients are increasingly seeking a higher degree of variability in the composition of their workforce as they look to mitigate economic uncertainty and the increasing complexity and costs of employment due to regulatory changes. There are significant opportunities as Kforce has only approximately a 3% market share in a growing domestic professional staffing market. I want to thank all of our employees and consultants for their hard work, dedication and progress this past quarter.”

Joseph J. Liberatore, President, said, “The Firm continued to make progress in the first quarter of 2013, where we experienced a Flex gross profit increase of 120 basis points year-over-year, which was primarily driven by Tech, our largest segment. We continued to execute using our highly advanced sales platform by leveraging our field associates, Strategic Accounts and the National Recruiting Center to improve growth and profitability with both large and small clients. Kforce continues to aggressively pursue business opportunities to gain client and market share.”

Mr. Liberatore noted additional operational results for the first quarter include:

•	Flex revenue of $254.1 million in Q1 ‘13 decreased 1.8% from $258.7 million in Q4 ‘12 and decreased 1.3% from $257.3 million in Q1 ‘12.

•	Search revenues of $11.6 million in Q1 ‘13 increased 4.1% from $11.1 million in Q4 ‘12 and increased 4.9% from $11.0 million in Q1 ‘12.

•	Year-over-year changes in Flex revenue on a billing day basis were: 3.2% increase in Tech, 0.8% increase in Government Solutions, 2.6% decrease in HIM and a 7.3% decrease in FA.

•	Revenue responsible headcount increased 3.2% sequentially and 23.2% year-over-year.

David M. Kelly, Chief Financial Officer, said, “We are making progress toward our goal of accelerating revenue growth in the back half of the year, but there remains much work to do. Q1 ‘13 contained 63 billing days while Q4 ‘12 and Q1 ‘12 contained 62 and 64 billing days, respectively. We expect to continue making selective human capital investments to drive top line performance as we continue to see positive indicators for the demand in our business. We remain confident in our strategy and long term prospects and expect to capitalize on the operating platform we have built to grow revenue and generate operating leverage.”

Financial highlights for the first quarter include:

•	Flex gross profit increased 120 basis points to 28.3% in Q1 ‘13 from 27.1% in Q1 ‘12.

•

Selling, general and administrative expenses as a percentage of revenues were 28.5% in Q1 ‘13 as compared to 26.9% in Q4 ‘12 and 28.6% in Q1 ‘12, excluding the charges related to the acceleration of certain long-term incentive awards in Q1 ‘12.

•	During Q1 ‘13, the Firm repurchased approximately 410,000 shares of common stock for $5.9 million; $83.9 million remains available for future repurchases under the Board authorization.

•

The Firm had bank debt of $39.5 million at the end of Q1 ’13 as compared to $21.0 million at the end of Q4 ’12. The increase is primarily attributable to the timing of certain annual payments and the $5.9 million in common stock repurchases.

Mr. Kelly stated, “In addition, looking forward to the second quarter of 2013, we expect revenues may be in the $277 million to $281 million range and earnings per share in the range of $0.19 to $0.21. The second quarter of 2013 has 64 billing days, as compared to 63 billing days in the first quarter of 2013.

On Tuesday, April 30, 2013, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EDT, Tuesday, April 30, 2013 through May 14, 2013 by dialing (855) 859-2056, passcode 86980458.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 14, 2013.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,600 associates and approximately 10,300 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Revenue by function:
Technology	$167,635	$167,616	$165,655
Finance & accounting	56,526	58,624	60,256
Health information management	18,636	19,406	19,451
Government solutions	22,830	24,193	22,988

Total revenue	265,627	269,839	268,350

Costs of services	182,291	181,259	187,525

Gross profit	83,336	88,580	80,825
GP %	31.4%	32.8%	30.1%
Flex GP %	28.3%	29.9%	27.1%

Selling, general & administrative expenses	75,693	72,540	108,115
Goodwill impairment	—	3,858	—
Depreciation & amortization	2,397	2,371	2,882

Income (loss) from operations	5,246	9,811	(30,172)

Other expense, net	256	171	392

Income (loss) from continuing operations before income taxes	4,990	9,640	(30,564)

Income tax expense (benefit)	1,896	3,718	(12,837)

Income (loss) from continuing operations	$3,094	$5,922	$(17,727)

Income from discontinued operations, net of income taxes	—	198	21,803

Net income	$3,094	$6,120	$4,076

Earnings per share - diluted	$0.09	$0.17	$0.12
Adjusted EBITDA per share	$0.23	$0.45	$(0.05)
Shares outstanding - diluted	34,485	35,573	34,703

Adjusted EBITDA	$7,904	$16,070	$(1,747)

Other information:
Capital expenditures	$2,618	$1,472	$959
Equity-based compensation expense, net	$170	$33	$20,541
Working capital	$89,987	$72,685	$83,273

Selected balance sheet information:
Cash and cash equivalents	$907	$1,381	$862
Accounts receivable, less allowances	$164,487	$151,570	$173,125
Total assets	$340,981	$325,149	$409,409
Bank debt	$39,549	$21,000	$—
Total liabilities	$173,335	$155,303	$159,506
Total stockholders’ equity	$167,646	$169,846	$249,903

Billing days	63	62	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2013	Q4 2012	Q1 2012

Total Firm
Flex revenue (000’s)	$254,075	$258,743	$257,342
Revenue per billing day (000’s)	$4,033	$4,173	$4,021
Sequential flex revenue change	-1.8%	0.4%	3.3%
Hours (000’s)	4,288	4,405	4,369
Flex GP %	28.3%	29.9%	27.1%

Search revenue (000’s)	$11,552	$11,096	$11,008
Placements	865	791	799
Average fee	$13,352	$14,027	$13,778
Billing days	63	62	64

Technology
Flex revenue (000’s)	$162,840	$163,282	$160,394
Revenue per billing day (000’s)	$2,585	$2,634	$2,506
Sequential flex revenue change	-0.3%	-1.2%	2.5%
Hours (000’s)	2,517	2,511	2,459
Flex GP %	27.0%	28.4%	25.3%

Search revenue (000’s)	$4,795	$4,334	$5,261
Placements	310	290	337
Average fee	$15,472	$14,960	$15,624

Finance & Accounting
Flex revenue (000’s)	$49,861	$51,936	$54,638
Revenue per billing day (000’s)	$792	$837	$854
Sequential flex revenue change	-4.0%	0.5%	7.3%
Hours (000’s)	1,498	1,607	1,615
Flex GP %	29.3%	30.8%	29.1%

Search revenue (000’s)	$6,665	$6,688	$5,618
Placements	549	498	441
Average fee	$12,135	$13,434	$12,734

Health Information Management
Flex revenue (000’s)	$18,544	$19,332	$19,322
Revenue per billing day (000’s)	$294	$312	$302
Sequential flex revenue change	-4.1%	6.9%	4.8%
Hours (000’s)	273	287	295
Flex GP %	31.8%	35.2%	32.9%

Search revenue (000’s)	$92	$74	$129
Placements	6	3	21
Average fee	$15,363	$21,043	$6,121

Government Solutions
Flex revenue (000’s)	$22,830	$24,193	$22,988
Revenue per billing day (000’s)	$362	$390	$359
Sequential flex revenue change	-5.6%	6.6%	-1.2%
Flex GP %	31.8%	34.3%	30.6%

Kforce Inc.

Selected Financial Information and Reconciliation

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Mar. 31, 2013		Dec. 31, 2012		Mar. 31, 2012
	$	Per share	$	Per share	$	Per share
Net income	$3,094	$0.09	$6,120	$0.17	$4,076	$0.12
Income from discontinued operations, net of income taxes	—	—	198	0.00	21,803	0.63

Income (loss) from continuing operations	$3,094	$0.09	$5,922	$0.17	$(17,727)	$(0.51)
Goodwill impairment, pre-tax	—	—	3,858	0.11	—	—
Depreciation & amortization	2,397	0.07	2,371	0.07	2,882	0.08
Acceleration of restricted stock & PARS	—	—	—	—	22,158	0.64
Amortization of restricted stock & PARS	274	0.00	53	0.00	3,439	0.10
Interest expense and other	243	0.00	148	0.00	338	0.01
Income tax expense (benefit)	1,896	0.07	3,718	0.10	(12,837)	(0.37)

Adjusted EBITDA	$7,904	$0.23	$16,070	$0.45	$(1,747)	$(0.05)

Weighted average shares outstanding - basic	34,391		35,530		34,703
Weighted average shares outstanding - diluted	34,485		35,573		34,703

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Adjusted EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. This measure should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. This measurement is not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.